UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

        Salomon                         Peter
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   (Last)                           (First)             (Middle)

        28101 Ballard Road Suite F
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                                    (Street)

        Lake Forest,               Illinois              60045
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

        DOR BioPharma, Inc   (DOR)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Statement for Month/Day/Year

        12/31/2002
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
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7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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

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DOR Biopharma Common Stock   12/31/2002               A              10,000       A      .35     165,000         D
$.001 Par Value
("Common Stock")
private Placement

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

      Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
              2.                                                                                           Secur-    of
              Conver-                            5.                              7.                        ities     Deriv-   11.
              sion                               Number of                       Title and Amount          Bene-     ative    Nature
              or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
              Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:    In-
              cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct  direct
              Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or  Bene-
1.            of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-     ficial
Title of      Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct  Owner-
Derivative    ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)     ship
Security      Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)    ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)      4)
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

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Stock Warrants                                                                    Common
(right to buy) .750   12/31/2002         A        5,000        Immed.   12/31/07  Stock     5,000            5,000    D
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Stock Options                                                                     Common
(right to Buy) .200   10/23/2002                               Immed.   10/23/12  Stock   100,000          100,000    D
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Stock Options                                                                     Common
(right to Buy) .400    6/14/2002                               Immed.    6/14/12  Stock    50,000           50,000    D
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

Explanation of Responses:


        /s/ Peter Salomon                                      12/31/2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.